Exhibit h(iii)

                            FUND ACCOUNTING AGREEMENT

     THIS AGREEMENT is made as of this ____ day of February, 2001, by and between INVESTORS RESEARCH FUND, INC. (the "Fund"), a Delaware corporation having its principal place of business at 11111 Santa Monica Boulevard, Los Angeles, California 90025, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 135 Merchant Street, Suite 230, Cincinnati, Ohio 45246.

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires that Ultimus perform certain fund accounting services for the Fund; and

     WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.   RETENTION OF ULTIMUS.

     The Fund hereby retains Ultimus to act as the fund accountant of the Fund and to furnish the Fund with the services as set forth below. Ultimus hereby accepts such employment to perform such duties.

     (a)  MAINTENANCE OF BOOKS AND RECORDS.

     Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Fund's financial and portfolio transactions as may be required by the rules and regulations of the Securities and Exchange Commission (the "SEC") adopted under Section 31(a) of the 1940 Act. Ultimus shall cause the subject records of the Fund to be maintained and preserved pursuant to the requirements of the 1940 Act.

     (b)  PERFORMANCE OF DAILY ACCOUNTING SERVICES.

     In addition to the maintenance of the books and records specified above, Ultimus shall perform the following accounting services daily for the Fund:

          (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;
          (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Fund's investment adviser or its designee, as approved by the Fund's Board of Directors (hereafter referred to as "Directors");
          (iii) Verify and reconcile with the Fund's custodian all daily trade activity;
          (iv) Compute, as appropriate, the Fund's net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity;
          (v) Review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;
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          (vi)    Determine unrealized appreciation and depreciation on
                  securities held by the Fund;
          (vii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;
          (viii) Update fund accounting system to reflect rate changes, as received from the Fund's investment adviser, on variable interest rate instruments;
          (ix)    Post Fund transactions to appropriate categories;
          (x) Accrue expenses of the Fund according to instructions received from the Fund's administrator;
          (xi) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;
          (xii) Provide accounting reports in connection with the Fund's regular annual audit and other audits and examinations by regulatory agencies; and
          (xiii)  Provide such periodic reports as the parties shall agree upon.

     (c)  ADDITIONAL ACCOUNTING SERVICES.

     Ultimus shall also perform the following additional accounting services for the Fund:

          (i) Provide monthly (or as frequently as may reasonably be requested by the Fund or the Fund's investment adviser) a set of financial statements for the Fund as described below, upon request of the Fund:

                  Statement of Assets and Liabilities
                  Statement of Operations
                  Statement of Changes in Net Assets
                  Security Purchases and Sales Journals
                  Portfolio Holdings Reports

          (ii)    Provide accounting information for the following:

                  (A) federal and state income tax returns and federal excise tax returns;
                  (B)  the Fund's semi-annual reports with the SEC on Form
                       N-SAR;
                  (C) the Fund's annual, semi-annual and quarterly (if any) shareholder reports;
                  (D) registration statements on Form N-1A and other filings relating to the registration of shares;
                  (E) Ultimus' monitoring of the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
                  (F)  annual audit by the Fund's auditors; and
                  (G)  examinations performed by the SEC.

     (d)  SPECIAL REPORTS AND SERVICES.

          (i) Ultimus may provide additional special reports upon the request of the Fund or the Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon in advance in writing between the parties.
          (ii) Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon in advance in writing between the parties.

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2.   SUBCONTRACTING.

     Ultimus may, at its expense and, upon written notice to the Fund and the Fund's non-objection in writing thereto, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and, provided further, that Ultimus shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3.   COMPENSATION.

     The Fund shall pay for the services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, Schedule A attached hereto, as such Schedule may be amended from time to time.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus' compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus' compensation for the preceding month shall be made promptly.

4.   REIMBURSEMENT OF EXPENSES.

     In addition to paying Ultimus the fees described in Schedule A attached hereto, the Fund agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following, all of which shall be passed through to the Fund at cost:

     (a) All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Fund;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund's investment adviser or custodian, dealers or others as required for Ultimus to perform the services to be provided hereunder;

     (c)  The cost of obtaining security market quotes;

     (d) All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Fund, provided, however, that any such expenses shall have been approved in advance in writing by the Fund;

     (e) Any expenses Ultimus shall incur at the written direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes; and

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     (f)  Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement whenever such expenses are not otherwise properly borne by Ultimus as part of its duties and obligations under this Agreement.

5.   EFFECTIVE DATE.

     This Agreement shall become effective as of the date first written above (the "Effective Date").

6.   TERM OF THIS AGREEMENT.

     The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

     This Agreement may be terminated without penalty: (i) by provision of sixty
(60) days' written notice; (ii) by mutual agreement of the parties; or (iii) for "cause" (as defined herein) upon the provision of thirty (30) days' advance written notice by the party alleging cause.

     For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Fund, a serious failure to perform satisfactorily Ultimus' obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

     Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. Unless this Agreement has been terminated for "cause" (as defined herein), Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in Schedule A, the amount of all of Ultimus' cash disbursements for services in connection with Ultimus' activities in effecting such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund's property, records, instruments and documents.

7.   STANDARD OF CARE.

     The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus' willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Article 7, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus or of any subcontractor of Ultimus as well as Ultimus itself and any such subcontractor.)

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     Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes).

     Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with instruction or with the reasonable opinion of counsel for the Fund, Fund accountants or other experts retained by the Fund qualified to render such opinion.

8.   INDEMNIFICATION.

     The Fund agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Fund shall have no obligation to indemnify or reimburse Ultimus under this Article 8 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

     Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 8, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

     The Fund and its officers, employees, shareholders and agents shall not be liable for, and Ultimus shall indemnify and hold the Fund harmless from and against, any and all claims made by third parties, including costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind, which result from a negligent act, or omission to act, or bad faith by Ultimus in the performance of its duties hereunder.

9.   RECORD RETENTION AND CONFIDENTIALITY.

     Ultimus shall keep and maintain on behalf of the Fund all books and records which the Fund and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus

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further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

10.  FORCE MAJEURE.

     Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

11.  RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

     All records and other data are the exclusive property of the Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain Ultimus' files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Fund, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

12.  REPRESENTATIONS OF THE FUND.

     The Fund certifies to Ultimus that: (1) as of the close of business on the Effective Date, the Fund has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13.  REPRESENTATIONS OF ULTIMUS.

     Ultimus represents and warrants that: (1) the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Fund and Ultimus' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

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14.  INSURANCE.

     Ultimus shall furnish the Fund with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Fund should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Fund of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

15.  INFORMATION TO BE FURNISHED BY THE FUND.

     The Fund has furnished to Ultimus the following:

     (a) Copies of the Certificate of Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b)  Copies of the following documents:

          (1)  The Fund's Bylaws and any amendments thereto; and
          (2) Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder.

     (c) A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

     (d) Copies of the Prospectus and Statement of Additional Information for the Fund.

16.  AMENDMENTS TO AGREEMENT.

     This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectus, or any rule, regulation or requirement of any regulatory body.

17.  COMPLIANCE WITH LAW.

     Except for the obligations of Ultimus otherwise set forth herein, the Fund assumes full responsibility for the preparation, contents and distribution of the prospectus of the Fund as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Fund represents and warrants that no shares of the Fund will be offered to the public until the Fund's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

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18.  NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Fund, at 11111 Santa Monica Boulevard, Los Angeles, California 90025; and if to Ultimus, at 135 Merchant Street, Suite 230, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19.  ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.  GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.  ARBITRATION.

     (a) Any and all disputes or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "ASSOCIATION"). If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association.

     (b) Arbitration shall take place in Los Angeles, California or any other location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon all parties hereto and all persons claiming under and through them. The fees and expenses of the arbitrator shall be paid equally by each party to such arbitration.

22.  MULTIPLE ORIGINALS.

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        INVESTORS RESEARCH FUND, INC.


                                        By:
                                            ------------------------------------
                                            Name:  Glenn C. Weirick
                                            Title: President


                                        ULTIMUS FUND SOLUTIONS, LLC


                                        By:
                                            ------------------------------------
                                            Name:  Robert G. Dorsey
                                            Title: President

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                                   SCHEDULE A

                    TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                          INVESTORS RESEARCH FUND, INC.
                                       AND
                           ULTIMUS FUND SOLUTIONS, LLC


                                FEES AND EXPENSES

FEES:

     Ultimus shall be entitled to receive a fee from the Fund on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed as follows:

          Base fee per year = $24,000, ($2,000 per month), plus

          Asset based fee of:

          AVERAGE DAILY NET ASSETS                  ASSET BASED FEE
          ------------------------                  ---------------
          $25 to $500 million                            .010%
          In excess of $500 million                      .005%

     The above base fee assumes one class of shares. If the Fund offers more than one class of shares, the base fee is $30,000.

     The foregoing fees include 100 portfolio trades per month (exclusive of daily cash investments). When the Fund has more than 100 trades in a month, Ultimus will charge $5.00 for each trade in excess of 100.

OUT-OF-POCKET EXPENSES:

     The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.

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